UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2007
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GOFISH CORPORATION
(f/k/a Unibio Inc.)
_________________
(Exact name of registrant as specified in its charter)

333-131651
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(Commission File Number)

Nevada		20-2471683
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

500 Third Street, Suite 260, San Francisco, California		94107
(Address of principal executive officers)		(Zip Code)

(415) 738-8705
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New President.

Effective as of February 26, 2007, Tabreez Verjee was appointed as the president of GoFish Corporation (the “Company”). Mr. Verjee has been a member of the Company’s board of directors since October 2006.

For the past nine years, Mr. Verjee, age 31, has been general partner at Global Asset Capital, LLC., a private equity investment firm with diversified interests in venture capital and real estate. With Global Asset Capital LLC, Mr. Verjee was most recently the managing partner of a management company which directed more than $500 million in committed assets from leading global institutional investors across two venture capital funds and over 40 portfolio companies in the United States and Europe. Prior to that, Mr. Verjee co-headed IMDI/Sonique and successfully negotiated its sale to Lycos. Sonique was one of the most popular consumer internet music applications with approximately four million unique users and status as the fifth most downloaded application on the Internet in 1999. Mr. Verjee also brings media finance expertise to the Company from his prior role as managing director of Global Entertainment Capital, which was a pioneer in media asset securitizations with $150 million in committed capital. Mr. Vejee began his career as a strategy consultant at Bain & Company. Mr. Verjee received his bachelor of science in Engineering with honors at the University of California at Berkeley.

Mr. Verjee currently beneficially owns 4,369,463 shares of the Company’s common stock, which represents approximately 18% of the Company’s outstanding shares of common stock. These shares consist of (a) 4,079,642 shares of common stock held by Internet Television Distribution LLC (“ITD”) and (b) warrants to purchase 289,821 shares of common stock held by ITD. Mr. Verjee is a member of ITD and has shared voting and investment power over such shares. ITD received 3,500,000 of such shares in connection with the merger of ITD Acquisition, Inc., a wholly-owned subsidiary of the Company, with and into Internet Television Distribution Inc. in October 2006. ITD was the sole stockholder of Internet Television Distribution Inc. prior to such merger. The remaining 579,642 shares of common stock and warrants to purchase 289,821 shares of common stock were received by ITD in exchange for the cancellation in October 2006 of a loan by ITD to GoFish Technologies, Inc., a wholly-owned subsidiary of the Company, in the amount of approximately $869,463.

Michael Downing, who has served as the Company’s president and chief executive officer since October 2006, will continue to serve as the Company’s chief executive officer following the effective date of Mr. Verjee’s appointment. Mr. Downing also will remain a member of the board of directors of the Company.

The Company issued a press release regarding Mr. Verjee’s appointment on February 26, 2007. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Tabreez Verjee’s Employment Agreement.

In connection with Tabreez Verjee’s appointment as president of the Company, the Company entered into an employment agreement with Mr. Verjee on February 26, 2007 (the “Employment Agreement”). A summary of the material terms of the Employment Agreement is set forth below.

Position and Duties.  Mr. Verjee will serve as the president of the Company. Mr. Verjee has agreed to devote at least 80% of his working time to the Company during the term of his employment.

Base Pay.  Mr. Verjee’s annual base salary is $175,000, less applicable taxes and other deductions. The compensation committee of the board of directors shall review Mr. Verjee’s base salary annually and make a recommendation to the board as to whether such base salary should be increased.

Bonus. Mr. Verjee will receive a cash bonus of $100,000 payable within 45 days of the execution of the Employment Agreement. Such bonus is being paid as an inducement to Mr. Verjee to execute the Employment Agreement and in recognition of the full-time service Mr. Verjee has provided to the Company without compensation since approximately July 2006. Mr. Verjee will also be entitled to receive a bonus at the discretion of the compensation committee (or the independent members of the board if no compensation committee exists), the aggregate of which bonus shall not exceed 40% of Mr. Verjee’s base salary. The actual amount of any such bonus shall be determined according to the achievement of performance-related financial and operating targets established annually for the Company and Mr. Verjee by the compensation committee (or the independent members of the board if no compensation committee exists). Mr. Verjee shall be entitled to receive any such bonus on a semi-annual basis, unless the compensation committee (or the independent members of the board if no compensation committee exists) subsequently determines that Mr. Verjee shall be entitled to receive such bonus on an annual basis.

Stock Options. In connection with Mr. Verjee’s appointment. Mr. Verjee was granted an option to purchase 500,000 shares of common stock on February 26, 2007. Pursuant to the terms of the Company’s 2006 Stock Option Plan, the exercise price of the option is equal to $5.35 per share, which was the closing price of the Company’s common stock on the trading day immediately preceding the date of grant. One-third of the shares subject to the option vest on the first anniversary of the date of grant and 1/36 of the shares subject to the option vest each month thereafter. Mr. Verjee also may be granted additional options to purchase shares of common stock under the Company’s 2006 Stock Option Plan as determined in the sole discretion of the compensation committee or the board of directors.

Any options granted to Mr. Verjee (including the option to purchase 500,000 shares of common stock granted on February 26, 2007) shall provide that upon termination of his employment for cause or termination of his employment without good reason, the unvested portion of the option shall expire immediately and the vested portion of the option shall expire within 120 days after the termination of his employment. Upon any termination of Mr. Verjee’s employment (a) in connection with a change of control of the Company (or following a change of control of the Company), (b) by the Company without cause, or (c) by Mr. Verjee for good reason, any unvested options shall immediately vest and shall expire one year after any such event.

Term of Agreement. Subject to the terms of the Employment Agreement, Mr. Verjee’s employment term shall terminate upon the fourth anniversary of the effective date of the Employment Agreement. The term of Mr. Verjee’s employment shall be extended automatically for additional one year periods unless either party provides the other with written notice of his or its intention not to renew the Employment Agreement at least 90 days prior to the expiration of the initial term or any renewal term, as the case may be.

Severance. If the Company terminates Mr. Verjee’s employment without cause or Mr. Verjee terminates his employment for good reason, the Company must pay or provide to Mr. Verjee (a) any earned but unpaid salary, (b) Mr. Verjee’s full salary until the end of the term of the Employment Agreement, (c) the value of Mr. Verjee’s vacation days that would have been accrued until the end of the then current term, (d) continuous coverage of benefit plans, and (e) severance in an amount equal to one year of Mr. Verjee’s base salary.

Non-Competition and Non-Solicitation. Mr. Verjee has agreed that, for a period of one year following the termination of his employment by the Company (or for a two year period if Mr. Verjee terminates his employment without good reason), he will not work in a capacity that would compete directly with the Company in the United States and he will not solicit any employees or customers of the Company during such period.

The foregoing summary is qualified in its entirety by the Employment Agreement attached as exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Amendment to Employment Agreement with Michael Downing.

As disclosed above, Michael Downing, who previously served as the Company’s president and chief executive officer, will continue to serve as the Company’s chief executive officer following the appointment of Mr. Verjee as president of the Company. On February 26, 2007, Mr. Downing and the Company entered into an amendment to employment agreement (the “Amendment”), which amended the Employment Agreement dated as of October 27, 2006 by and between the Company and Mr. Downing (the “Downing Agreement”). The Amendment clarifies that Mr. Downing is no longer the president of the Company but continues to serve as chief executive officer. The Amendment also provides that the appointment of Mr. Verjee as president of the Company shall not constitute “good reason” for Mr. Downing to terminate his employment with the Company under the Downing Agreement.

The foregoing summary is qualified in its entirety by the Amendment attached as exhibit 10.2 to this Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Tabreez Verjee and GoFish Corporation dated as of February 26, 2007.
10.2	Amendment to Employment Agreement between Michael Downing and GoFish Corporation dated February 26, 2007.
99.1	Press Release issued by GoFish Corporation on February 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOFISH CORPORATION

Dated: March 2, 2007	By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President